Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES FIRST QUARTER 2018 RESULTS

NEW YORK, May 10, 2018 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•
U.S. GAAP net loss to common stockholders: $(1.3) million, or $(0.02) per diluted share for the first quarter 2018. U.S. GAAP total equity was $621.2 million, or $11.31 per diluted share as of March 31, 2018

•	Cash available for distribution (“CAD”): $12.7 million, or $0.23 per share, for the three months ended March 31, 2018

•	EPRA[1] net asset value (“NAV”): $20.50 per share as of March 31, 2018

•	Same store year-over-year net operating income (“NOI”) increased by $1.5 million, or 6.3%, and same store quarter-over-quarter NOI increased by $1.4 million, or 5.8%

•
In March 2018, NRE repurchased 1.1 million shares of common stock for approximately $13.4 million. Subsequent to the first quarter, through May 7, 2018, NRE repurchased an additional 2.4 million shares of common stock for approximately $32.9 million

•	Subsequent to the first quarter, NRE completed its exit from the Netherlands with the disposal of the Maastoren tower releasing approximately $60 million of net proceeds

•	Cash dividend of $0.15 per share declared for the first quarter 2018

First Quarter 2018 Financial Results
During the first quarter 2018, U.S. GAAP net loss attributable to common stockholders was $(1.3) million, Adjusted EBITDA was $18.1 million and CAD was $12.7 million. NOI was $27.0 million and same store NOI was $26.1 million during the first quarter 2018. For more information and a reconciliation of Adjusted EBITDA, CAD, NOI and same store NOI to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer and President, commented, “We are pleased to announce another successful period during which we increased same store NOI, continued to make progress with our expense saving initiatives, and exited the Netherlands. In addition, we have made significant progress with the share repurchase program taking advantage of the current trading discount to underlying net asset value.”

Portfolio Overview
$2.4 billion portfolio market value2 (“Portfolio Market Value”) comprising $2.3 billion real estate portfolio value based on the 2017 independent year-end valuation by Cushman & Wakefield LLP and a $37 million preferred equity investment.

Real Estate Portfolio Leasing Activity3,4
As of March 31, 2018, NRE’s real estate portfolio included 25 properties located across five European countries with approximately 323,000 rentable square meters, 85% weighted average occupancy and a 6.2 year weighted average remaining lease term to expiry (“WALT”).

•	The office portfolio is comprised of 20 properties with 246,000 rentable square meters, has a 95% weighted average occupancy and a 6.3 year WALT as of March 31, 2018.

•
The non-office portfolio, which represented 2% of the first quarter 2018 portfolio NOI, includes 5 properties with 77,000 rentable square meters (including a 59,000 rentable square meters logistics asset), has a 55% weighted average occupancy (87% excluding the logistics asset) and a 5.4 year WALT as of March 31, 2018.

Same Store Net Operating Income (Currency Adjusted)
In the first quarter 2018, same store sequential quarter-over-quarter rental income increased by $0.2 million, or 0.7%, driven by the commencement of new leases with Deutsche Bundesbank in the Trianon Tower, partially offset by temporary vacancy in Uhlandstrasse, for which we have secured a tenant from the second quarter 2018. In the first quarter 2018, same store sequential quarter-over-quarter NOI increased by $1.4 million, or 5.8%. Properties - operating expenses in the fourth quarter 2017 included $0.9 million straight line expense related to Portman Square.

Same store portfolio year-over-year rental income for the three months ended March 31, 2018 increased by $0.2 million, or 0.6% as the first quarter of 2017 preceded the value enhancing lease extensions in the Maastoren tower. Same store year-over-year NOI increased by $1.5 million (6.3%), or $2.1 million (9.8%) excluding the Maastoren tower.

Dispositions
As of March 31, 2018, two properties were classified as held for sale - Office 123 located in Portugal and the Maastoren tower located in the Netherlands.

On April 30, 2018, NRE completed the sale of the Maastoren tower, NRE’s largest remaining non-core asset by value, for approximately $195 million, in line with the year end 2017 independent year-end valuation by Cushman & Wakefield LLP and a 20% premium to the valuation preceding lease extensions completed in the second half of 2017. NRE released approximately $60 million of net equity after repayment of financing (including release premium) and transaction costs.

Liquidity and Financing
As of March 31, 2018, leverage5 was 53% based on the Portfolio Market Value. As of May 7, 2018, total liquidity was $150 million, comprised of $80 million of unrestricted cash and $70 million of availability under NRE’s revolving credit facility. The following table presents our liquidity position as of May 7, 2018 (dollars in millions):

$ in millions
Unrestricted cash	$80
Revolving credit facility	70
Total liquidity	$150

In March 2018, NRE amended its revolving credit facility with Bank of America Merrill Lynch through a new commitment provided by Deutsche Bank AG New York, increasing the size to $70 million and extending the term until April 2020 with a one year extension option. The facility includes an accordion feature, providing the ability to increase the facility to $105 million.

Stockholder’s Equity
NRE had 54.9 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of March 31, 2018. As of May 7, 2018, NRE had 52.5 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding.

As of March 31, 2018, total equity was $621 million (U.S. GAAP depreciated value), or $11.31 per diluted share. EPRA NAV was $20.50 per diluted share as of March 31, 2018, based on the Portfolio Market Value compared to $19.85 per diluted share as of December 31, 2017. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Share Repurchase Program
On March 12, 2018, the board of directors of NRE authorized the repurchase of up to $100 million of NRE’s outstanding common stock.

In March 2018, NRE repurchased 1.1 million shares of common stock for approximately $13.4 million at a weighted average price of $12.70 per share. For the year through May 7, 2018, NRE repurchased a total of 3.4 million shares of common stock for approximately $46.3 million at an average price of $13.47 per share.

First Quarter 2018 Disclosure Supplement Presentation
A first quarter 2018 disclosure supplement presentation will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

First Quarter 2018 Conference Call
NRE will conduct a conference call to discuss the results on Thursday, May 10, 2018 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode: NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through May 29, 2018 by dialing +1 866 583 1039 (U.S. Toll Free), or +44 (0) 20 8196 1998 (International) or 0800 633 8453 (UK Toll Free), using passcode: 6377687.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony NorthStar, Inc. (NYSE: CLNS), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheets
($ in thousands, except per share data)
Unaudited

	March 31, 2018	December 31, 2017
Assets
Operating real estate, gross	$1,658,623	$1,606,890
Less: accumulated depreciation	(107,538)	(95,356)
Operating real estate, net	1,551,085	1,511,534
Preferred equity investments	36,770	35,347
Cash and cash equivalents	50,204	64,665
Restricted cash	8,470	6,917
Receivables, net of allowance of $673 and $747 as of March 31, 2018 and December 31, 2017, respectively	6,093	9,048
Assets held for sale	176,088	169,082
Derivative assets, at fair value	7,100	7,024
Intangible assets, net	114,558	114,185
Other assets, net	29,296	23,115
Total assets	$1,979,664	$1,940,917
Liabilities
Mortgage and other notes payable, net	$1,262,115	$1,223,443
Accounts payable and accrued expenses	24,584	27,240
Due to related party	4,436	3,590
Derivative liabilities, at fair value	6,342	5,270
Intangible liabilities, net	28,677	28,632
Liabilities related to assets held for sale	1,022	648
Other liabilities	29,261	25,757
Total liabilities	1,356,437	1,314,580
Commitments and contingencies
Redeemable non controlling interest	2,049	1,992
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 54,572,348 and 55,402,259 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	546	555
Additional paid-in capital	927,836	940,579
Retained earnings (accumulated deficit)	(356,666)	(347,053)
Accumulated other comprehensive income (loss)	45,489	25,618
Total NorthStar Realty Europe Corp. stockholders’ equity	617,205	619,699
Non-controlling interests	3,973	4,646
Total equity	621,178	624,345
Total liabilities, redeemable non controlling interest and equity	$1,979,664	$1,940,917

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
Unaudited

	Three Months Ended March 31,
	2018	2017
Revenues
Rental income	$27,224	$25,536
Escalation income	5,341	5,161
Interest income	729	—
Other income	278	29
Total revenues	33,572	30,726
Expenses
Properties - operating expenses	6,802	7,322
Interest expense	6,107	6,383
Transaction costs	481	260
Management fee, related party	4,157	3,559
Other expenses	1,424	2,000
General and administrative expenses	1,878	2,597
Compensation expense	573	15,870
Depreciation and amortization	11,651	12,563
Total expenses	33,073	50,554
Other income (loss)
Unrealized gain (loss) on derivatives and other	(1,189)	(941)
Realized gain (loss) on sales and other	(548)	4,970
Income (loss) before income tax benefit (expense)	(1,238)	(15,799)
Income tax benefit (expense)	(39)	273
Net income (loss)	(1,277)	(15,526)
Net (income) loss attributable to non controlling interests	(4)	176
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$(1,281)	$(15,350)
Earnings (loss) per share:
Basic	$(0.02)	$(0.28)
Diluted	$(0.02)	$(0.28)
Weighted average number of shares:
Basic	55,192,762	54,832,136
Diluted	55,603,500	55,504,981
Dividends per share of common stock	$0.15	$0.15

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, or same store NOI, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, new leases, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on the settlement on foreign currency derivatives); impairment on depreciable property; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; impairment on goodwill and other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement6 and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of net income (loss) attributable to common stockholders to CAD for the three months ended March 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended March 31,
	2018	2017
Net income (loss) attributable to common stockholders	$(1,281)	$(15,350)
Non-controlling interests	4	(176)

Adjustments:
Depreciation and amortization items(1)(2)	13,160	29,571
Unrealized (gain) loss on derivatives and other	1,189	941
Realized (gain) loss on sales and other(3)(4)	(868)	(4,153)
Transaction costs and other(5)(6)	481	1,175
CAD	$12,685	$12,008
CAD per share(7)	$0.23	$0.22
_________________

(1)
Three months ended March 31, 2018 represents an adjustment to exclude depreciation and amortization of $11.7 million, amortization expense of capitalized above/below market leases of $0.2 million, amortization of deferred financing costs of $0.7 million and amortization of equity-based compensation of $0.6 million.

(2)
Three months ended March 31, 2017 represents an adjustment to exclude depreciation and amortization of $12.6 million, amortization of above/below market leases of $0.3 million, amortization of deferred financing costs of $0.9 million and amortization of equity-based compensation of $15.9 million.

(3)	Three months ended March 31, 2018 CAD includes a $1.4 million net loss related to the settlement of foreign currency derivatives.

(4)	Three months ended March 31, 2017 CAD includes a $0.8 million net gain related to the settlement of foreign currency derivatives.

(5)	Three months ended March 31, 2018 represents an adjustment to exclude $0.5 million of transaction costs.

(6)
Three months ended March 31, 2017 represents an adjustment to exclude $0.3 million of transaction costs and $0.9 million of payroll taxes associated with the acceleration of equity awards due to the tri-party merger completed on January 10, 2017.

(7)
CAD per share is based on 55.8 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the the three months ended March 31, 2018. Based on 55.7 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three months ended March 31, 2017. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income
We believe NOI is a useful metric for evaluating the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three months ended March 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended March 31,
	2018	2017
Rental income	$27,224	$25,536
Escalation income	5,341	5,161
Other income	278	29
Total property and other income	32,843	30,726
Properties - operating expenses	6,802	7,322
Adjustments:
Interest income	729	—
Amortization and other items(1)(2)	220	280
NOI(3)	$26,990	$23,684
___________________

(1)	Three months ended March 31, 2018 primarily excludes $0.2 million of amortization of above/below market leases.

(2)	Three months ended March 31, 2017 primarily excludes $0.3 million of amortization of above/below market leases.

(3)	The following table presents a reconciliation of net income (loss) to NOI of our real estate equity segment for the three months ended March 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$(1,277)	$(15,526)
Remaining segments(i)	9,737	22,844
Real estate equity and preferred equity segment adjustments:
Interest expense	5,955	6,119
Other expenses	1,424	2,000
Depreciation and amortization	11,651	12,563
Unrealized (gain) loss on derivatives and other	117	(331)
Realized (gain) loss on sales and other	(1,214)	(4,156)
Income tax (benefit) expense	39	(273)
Other items	558	444
Total adjustments	18,530	16,366
NOI	$26,990	$23,684
______________________
(i) Represents the net (income) loss in our corporate segment to reconcile to net operating income.

Same store Net Operating Income
We believe same store NOI is a useful metric for evaluating the operating performance as it reflects the operating performance of the real estate portfolio and provides a better measure of operational performance for a quarter-over-quarter comparison. Same store net operating income is presented for the same store portfolio, which represents all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store NOI to be an appropriate and useful supplemental performance measure. Same store NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 25 properties.

The following table presents our same store analysis for the real estate equity segment which represents 25 properties (323,458 rentable square meters) and excludes properties that were acquired or sold at any time during the three months ended March 31, 2018 and December 31, 2017 (dollars in thousands):

	Three Months Ended		Increase (Decrease)
	March 31, 2018	December 31, 2017(1)	Amount	%
Occupancy (end of period)	85.5%	86.1%
Same store
Rental income(2)	$27,360	$27,176	$184	0.7%
Escalation income	5,243	5,372	(129)
Other income	242	555	(313)
Total revenues	32,845	33,103	(258)	(0.8)%
Utilities	1,467	1,657	(190)
Real estate taxes and insurance	1,317	1,263	54
Management fees	534	536	(2)
Repairs and maintenance	2,454	2,567	(113)
Other(2)(3)	943	2,392	(1,449)
Properties - operating expenses	6,715	8,415	(1,700)	(20.2)%
Same store NOI	$26,130	$24,688	$1,442	5.8%
Same store NOI excl. Maastoren	$23,558	$22,233	$1,325	6.0%
__________________

(1)	Three months ended December 31, 2017 is translated using the average exchange rate for the three months ended March 31, 2018.

(2)	Adjusted to exclude amortization of above/below market leases.

(3)	Includes bad debt expense, ground rent, administrative costs and other non-reimbursable expenses.

The following table presents a reconciliation of net income (loss) to same store NOI for the three months ended March 31, 2018 and December 31, 2017 (dollars in thousands):

	Same Store Reconciliation
	Three Months Ended
	March 31, 2018	December 31, 2017
Net income (loss)	$(1,277)	$2,537
Corporate segment net (income) loss(1)	9,737	13,917
Other (income) loss(2)	18,530	8,416
NOI	26,990	24,870
Sale of real estate investments and other(3)	(131)	523	(5)
Interest income(4)	(729)	(705)
Same store NOI	$26,130	$24,688
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes depreciation and amortization expense, transaction costs, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Represents the impact of sold assets.

(4)	Represents interest income earned in the preferred equity segment.

(5)	Three months ended December 31, 2017 is translated using the average exchange rate for the three months ended March 31, 2018.

The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended March 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2018	2017(1)	Amount	%
Occupancy (end of period)	85.5%	83.2%
Same store
Rental income(2)	$27,360	$27,197	$163	0.6%
Escalation income	5,243	4,838	405
Other income	242	29	213
Total revenues	32,845	32,064	781	2.4%
Utilities	1,467	1,675	(208)
Real estate taxes and insurance	1,317	1,327	(10)
Management fees	534	534	—
Repairs and maintenance	2,454	2,532	(78)
Other(2)(3)	943	1,415	(472)
Properties - operating expenses	6,715	7,483	(768)	(10.3)%
Same store NOI	$26,130	$24,581	$1,549	6.3%
Same store NOI excl. Maastoren	$23,558	$21,459	$2,099	9.8%
________________

(1)	Three months ended March 31, 2017 is translated using the average exchange rate for the three months ended March 31, 2018.

(2)	Adjusted to exclude amortization of above/below market leases.

(3)	Includes bad debt expense, ground rent, administrative costs and other non-reimbursable expenses.

The following table presents a reconciliation of net income (loss) to same store NOI for the three months ended March 31, 2018 and 2017 (dollars in thousands):

	Same Store Reconciliation
	Three Months Ended March 31,
	2018	2017
Net income (loss)	$(1,277)	$(15,526)
Corporate segment net (income) loss(1)	9,737	22,844
Other (income) loss(2)	18,530	16,366
NOI	26,990	23,684
Sale of real estate investments and other(3)	(131)	897	(5)
Interest income(4)	(729)	—
Same store NOI	$26,130	$24,581
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes depreciation and amortization expense, transaction costs, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Represents the impact of sold assets.

(4)	Represents interest income earned in the preferred equity segment.

(5)	Three months ended March 31, 2017 is translated using the average exchange rate for the three months ended March 31, 2018.

Adjusted EBITDA
We believe that Adjusted EBITDA provides investors and management with a meaningful indication of operating performance. We also believe that Adjusted EBITDA is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as depreciation and amortization items, interest expense, income tax benefit (expense), realized gain (loss) on investments, transaction costs, equity-based compensation and asset impairment). The definition of Adjusted EBITDA may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. Adjusted EBITDA may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate Adjusted EBITDA by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases and equity-based compensation; interest expense; income tax (benefit) expense; unrealized gain (loss) on derivatives and other; realized gain (loss) on investments and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; impairment on goodwill and any other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating Adjusted EBITDA involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of net income (loss) attributable to common stockholders to Adjusted EBITDA for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 (dollars in thousands):

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income (loss) attributable to common stockholders	$(1,281)	$1,442	$(15,350)
Non-controlling interests	4	1,095	(176)

Adjustments:
Depreciation and amortization items(1)(2)(3)	12,444	19,129	28,714
Income tax (benefit) expense	39	(2,461)	(273)
Interest expense	6,107	6,203	6,383
Unrealized (gain) loss on derivatives and other	1,189	795	941
Realized (gain) loss on sales and other(4)(5)(6)	(868)	(14,444)	(4,153)
Transaction costs and other(7)(8)(9)	481	4,552	1,175
Adjusted EBITDA	$18,115	$16,311	$17,261
________________

(1)
Three months ended March 31, 2018 represents an adjustment to exclude depreciation and amortization of $11.7 million, amortization expense of capitalized above/below market leases of $0.2 million and amortization of equity-based compensation of $0.6 million.

(2)
Three months ended December 31, 2017 represents an adjustment to exclude depreciation and amortization of $14.5 million, amortization expense of capitalized above/below market leases of $0.9 million and amortization of equity-based compensation of $3.7 million.

(3)
Three months ended March 31, 2017 represents an adjustment to exclude depreciation and amortization of $12.6 million, amortization of above/below market leases of $0.3 million and amortization of equity-based compensation of $15.9 million.

(4)	Three months ended March 31, 2018 Adjusted EBITDA includes a $1.4 million net loss related to the settlement of foreign currency derivatives.

(5)	Three months ended December 31, 2017 Adjusted EBITDA includes a $0.7 million net loss related to the settlement of foreign currency derivatives.

(6)	Three months ended March 31, 2017 Adjusted EBITDA includes a $0.8 million net gain related to the settlement of foreign currency derivatives.

(7)	Three months ended March 31, 2018 represents an adjustment to exclude $0.5 million of transaction costs.

(8)	Three months ended December 31, 2017 represents an adjustment to exclude $4.6 million of transaction costs.

(9)
Three months ended March 31, 2017 represents an adjustment to exclude $0.3 million of transaction costs and $0.9 million of payroll taxes associated with the acceleration of equity awards due to the tri-party merger completed on January 10, 2017.

EPRA Net Asset Value (EPRA NAV)
As our entire portfolio is based in Europe, our management calculates European Public Real Estate Association net asset value, or EPRA NAV, a non-GAAP measure, to compare our balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of our net asset value. Our calculation of EPRA NAV is derived from our U.S. GAAP balance sheet with adjustments reflecting our interpretation of EPRA’s best practices recommendations. Accordingly, our calculation of EPRA NAV may be different from how other European real estate companies calculate EPRA NAV, which utilize International Financial Reporting Standards (“IFRS”) to prepare their balance sheet. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide our stockholders a measure of fair value of our assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to materialize in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that we intend to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based upon an independent third party valuation conducted in December and June of each year. This measure should not be considered as an alternative to measuring our net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of total equity to EPRA NAV as at March 31, 2018 (dollars in thousands, other than per share data):

March 31, 2018
Total Equity	$621,178
Adjustments
Operating real estate and net intangibles	(1,817,134)
Fair value of properties	2,329,225
Adjusted NAV	1,133,269

Diluted NAV, after the exercise of options, convertibles and other equity interests	1,132,914
Fair value of financial instruments	(7,100)
EPRA NAV	1,125,814
EPRA NAV per diluted share(1)	$20.50
______________

(1)
Based on 54.9 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of March 31, 2018. EPRA NAV per diluted share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the timing and certainty with respect to new lease commencements; the availability of future borrowings under the revolving credit facility; the expected use of proceeds from the sale of any properties; the ability to execute on NRE’s strategy; NRE’s ability to maintain dividend payments, at current levels, or at all, and the timing of dividend levels declared; whether NRE will make repurchases of its common stock pursuant to the stock repurchase program and the level or timing of any such repurchases. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2017, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold.  Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses.  If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.	EPRA = European Public Real Estate Association.

2.
The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of December 31, 2017 adjusted for currency movements as of March 31, 2018.

The $2.4 billion Portfolio Market Value comprises $2.3 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $37 million preferred equity investment (please refer to Note 11, “Fair Value” in the

NRE Quarterly Report on Form 10-Q for the three months ended March 31, 2018 included in Part I Item 1. “Financial Statements”).

3.	Excludes the preferred equity investment.

4.	Occupancy and weighted average remaining contractual lease term based on rent roll as of March 31, 2018.

5.
Leverage is calculated as property level debt plus portfolio level preferred equity divided by the Portfolio Market Value and unrestricted cash net of any outstanding balance on the revolving credit facility.

6.
Please see NRE’s Annual Report on Form 10-K for the year ended December 31, 2017 and the exhibits thereto for additional details relating to the terms of the amended and restated management agreement ("Amended and Restated Management Agreement").